Exhibit 99.1

COOPER-STANDARD AUTOMOTIVE OBTAINS CONFIRMATION OF PLAN OF REORGANIZATION

•	Company Expects to Emerge from Chapter 11 in late May, 2010

NOVI, Mich.—May 12, 2010—Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., announced that on May 12, 2010, the United States Bankruptcy Court for the District of Delaware confirmed its Second Amended Joint Chapter 11 Plan of Reorganization, paving the way for the Company to exit chapter 11 in late May.

“Confirmation of the Plan is one of the final elements of a restructuring geared towards strengthening our financial footing and positioning the Company for continued success,” said James S. McElya, chairman and chief executive officer of Cooper-Standard. “Our creditors have overwhelmingly supported a Plan that will reduce the Company’s debt and allow Cooper-Standard to maintain our leadership position in the industry and continue providing innovative technology solutions to our customers.”

All of the creditors who cast ballots on the Plan voted in favor of confirmation.

As previously announced, under the terms of the Plan, the Company’s debt will be substantially reduced with an estimated funded debt balance at emergence of approximately $480 million, representing a decline of over $650 million from pre-petition levels. The Plan incorporates a rights offering provided for under the terms of the Equity Commitment Agreement with certain of the Company’s noteholders, which was approved by the Court in March. Under the terms of the Equity Commitment Agreement, certain holders have committed to invest $355 million to purchase the equity of Cooper-Standard.

Additionally, the Company, through a wholly-owned non-debtor subsidiary, effectuated the issuance of $450 million of 8-1/2% senior notes due 2018, the proceeds of which were funded into escrow pending the Company’s emergence from chapter 11. The proceeds from the notes, cash on hand, and a committed $125 million working capital facility will be used to implement the Plan and fund certain operating costs once the Company emerges from chapter 11.

The Plan will become effective upon satisfaction of certain conditions set forth in the Plan. The Company expects the Plan to become effective in late May, 2010.

Cooper-Standard and its U.S. subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code on August 3, 2009. The Company’s Canadian subsidiary, Cooper-Standard Automotive Canada Limited, on August 4, 2009 sought relief under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Toronto, Ontario, Canada. Cooper-Standard Automotive Canada Limited’s plan of compromise or arrangement was sanctioned on April 16, 2010, and is expected to become effective immediately prior to the effective date of the Plan.

Court filings, including the Plan and related Disclosure Statement, are available at www.kccllc.net/cooperstandard.

This press release does not constitute an offer to sell or the solicitation of an offer to purchase any securities in the rights offering contemplated by the Plan. Securities that may be issued pursuant to the contemplated Rights Offering or the Equity Commitment Agreement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an available exemption from registration.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Michigan, is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper-Standard Automotive employs approximately 16,000 people globally and operates in 18 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com.

Forward Looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. The emergence from chapter 11 is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial restructuring. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the effects of the chapter 11 cases on the company; the ability to obtain approval of motions in the chapter 11 proceedings from time to time; the ability to maintain contracts and suppliers and customer relationships; the ability to obtain exit financing; limitations on flexibility in operating business contained in the company’s debt agreements; the company’s dependence on the automotive industry; availability and cost of raw materials; the company’s dependence on certain major customers; competition in the automotive industry; sovereign and other risks related to the company’s conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; the company’s vulnerability to rising interest rates; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interest between owners and the company; the company’s legal rights to its intellectual property portfolio; the company’s pension plans; environmental and other regulations; and the possibility that the company’s bankruptcy exit strategy will not be successful. There may be other factors that may cause the company’s actual results to differ materially from any forward-looking statement contained herein. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

Media Contacts:

Sharon Wenzl, Cooper-Standard Automotive

248-596-6211

Tom Becker, Sitrick And Company

212-573-6100